EXHIBIT 99.1

Sucampo Provides Update to 2015 and Confirms 2016 Financial Guidance Post Closing of R-Tech Ueno Acquisition

ROCKVILLE, Md., Jan. 07, 2016 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, today provided additional detail regarding its previously announced guidance for 2015 and 2016, to include expected non-cash purchase accounting adjustments and expenses related to the R-Tech Ueno (RTU) acquisition that closed in the fourth quarter of 2015.

For the full year ended December 31, 2015, Sucampo expects to achieve adjusted net income in the range of $30.0 million to $35.0 million, adjusted EPS of $0.65 to $0.75 per diluted share, and adjusted EBITDA of $55.0 million to $60.0 million.  Adjusted net income includes approximately $5.3 million in interest and debt issuance expense and $5.7 million in one-time charges to be expensed in the fourth quarter of 2015, related to the RTU acquisition.  Adjusted net income excludes the non-cash amortization of intangibles of approximately $2.9 million and the amortization of inventory step-up costs of approximately $3.5 million, both related to the RTU acquisition.  Inventory step-up costs are amortized straight-line over seven months, which is the expected turn of inventory.  In 2015, the company will recognize two months of amortized inventory step-up costs, with the remaining five months expensed in the first half of 2016.  For the full year 2015, GAAP net income including non-cash amortization is expected to be in the range of $24 million to $29 million, or $0.51 to $0.61 per diluted share.

Sucampo is also confirming its previous guidance for 2016 of total revenue of $195.0 million to $205.0 million, adjusted net income of $45.0 million to $50.0 million, adjusted EPS of $0.97 to $1.07, and adjusted EBITDA of $100.0 million to $105.0 million.  Adjusted net income guidance excludes amortization of acquired intangibles of approximately $17.6 million and amortization of the remaining inventory step-up costs of approximately $8.9 million.

Sucampo will separately file an amended Current Report on Form 8-K to provide historical RTU financial statements and pro forma combined financial information relating to the acquisition.  Sucampo had previously expected to file this amendment by January 5, 2016.  This filing has been delayed pending completion of required additional US-GAAS audit procedures and Japanese GAAP-to-US-GAAP conversion.  As a result, the purchase accounting and the completion of the valuation for the acquired intangible assets have not been finalized and are subject to further review.

Non-GAAP Financial Measures

This press release contains various non-GAAP measures.  Adjusted EBITDA is GAAP net income before interest, tax, depreciation, amortization, stock option expense and intangible amortization and inventory step-up costs.  Adjusted net income and adjusted EPS exclude intangible amortization and inventory step-up costs.  Sucampo believes that these non-GAAP measures of financial results provide useful information to management and investors relating to its results of operations. Sucampo's management uses these non-GAAP measures to compare Sucampo's performance to that of prior periods for trend analyses, and for budgeting and planning purposes. Sucampo believes that the use of non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Sucampo's financial measures with other companies in its industry, many of which present similar non-GAAP financial measures to investors, and that it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making.

Management of the company does not consider non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded in Sucampo's financial statements.  Non-GAAP measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Sucampo urges investors not to rely on any single financial measure to evaluate Sucampo's business.  In addition, other companies, including companies in our industry, may calculate similarly named non-GAAP measures differently than we do, which limits their usefulness in comparing our financial results with theirs.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has one marketed product – AMITIZA – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Rockville, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding expected financial results for the full years ending December 31, 2015 and 2016, as well as statements regarding the acquisition of R-Tech Ueno (including the accounting treatment thereof). The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; the ability of Sucampo to continue to develop the market for AMITIZA; the ability of Sucampo to develop, commercialize or license existing pipeline products or compounds or license or acquire non-prostone products or drug candidates; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally; the effects of competitive products on Sucampo's products; risks relating to Sucampo's financing for the R-Tech Ueno acquisition, including the restrictive covenants undertaken by Sucampo as part of the financing; Sucampo's ability to successfully integrate R-Tech Ueno's operations; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 9, 2015 as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Contact:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Affairs
1-240-223-3718
staylor@sucampo.com